Exhibit 99.1

Dear Fellow Shareholders,

How do we standout from our competition? What will be US Gold’s competitive advantage in the marketplace? Why should potential investors be looking at us as an attractive investment? I ask myself these questions everyday in order to develop an edge.

Take a look at the resource sector today. It is very crowded with companies that have similar stories. The names of their projects may be different, but there is very little setting them apart. Which one do you buy, how do you decide, it’s confusing.

When I became Chairman and CEO in August 2005, I set a number of goals for US Gold that were designed to create the PREMIER EXPLORATION COMPANY IN NEVADA! I thought if we could establish a land position and exploration budget equal to world’s largest gold producers, have a balance sheet and trading liquidity equal to a mid-tier producer and retain the upside potential of an exploration company we would be an attractive way for investors to participate in Nevada’s gold rush.

We have now completed most of our goals and now we are concentrating on finding Nevada’s next major discovery. I am continually told that in Nevada you need patience when looking for gold. I am not a very patient person. Therefore, we are looking for ways to accelerate our exploration program. Whether this means finding new ways to work with NASA, examining other industries to improve efficiency or outsourcing our geological processing, the rate at which we discover gold must improve.

New Management and Board

After taking control of US Gold I started to build a new management team and Board. In a short period of time we have assembled a talented group of employees that have been associated with a number of Nevada’s large, highly profitable gold discoveries such as Newmont’s Twin Creeks, Lone Tree and Emigrant Springs deposits. These combined discoveries contain approximately 20 million ounces of gold.

Our board consists of entrepreneurial minded individuals, whose work experience includes leading the top institutional annual gold conference, heading mining research for one the largest U.S. investment banks, serving on numerous mining companies boards and lobbying Congress on behalf of the mining industry.

Big Financing $75 Million – 3 Year Aggressive Exploration

In February 2006 we completed an oversubscribed financing of $75 million. The objective was to give US Gold the financial strength it needed to conduct an aggressive exploration program. I often see exploration companies raise just enough money to drill a few holes. If they fail to deliver a discovery, which is normally the case during the early stages of exploration, they have to shut down their work program while they raise additional funds.

This model is slow and continues to dilute shareholders ownership. My objective was to raise enough money so that US Gold could explore non-stop for three years.

Sandwiched Between

World’s Largest Gold Producers!

By taking over the three companies that originally surrounded our Tonkin property in the Cortez Trend our land holdings have grown from 36 to 170 square miles! To put this into perspective our property is now four times the size of Manhattan and rivals Barrick Gold’s Cortez Joint Venture property where over 33 million ounces of gold have been discovered. We are sandwiched between Barrick and Newmont Mining, the world’s top two gold producers who have a combined market capitalization of $45 billion!

Our land package is strategic and extremely prospective. It has the right characteristics to host large deposits. The task of putting it all together took longer than I initially thought, but it is now complete.

2 New Listings – More Liquidity

In 2006 we took US Gold off the Over the Counter Bulletin Board and listed on the American and Toronto Stock Exchanges under the symbol UXG. Our trading volume continues to increase and US Gold’s shares have become more liquid then any other Nevada exploration company. Our new listings enable us to access larger pools of capital and have made it easier for new potential buyers to invest in US Gold.

In addition to the two exchanges above, our shares were recently listed on the Frankfurt Exchange under the ticker symbol US8 and US Gold’s warrants now trade on the Toronto Stock Exchange under the symbol UXG.WT.

Exploration – Looking for Big, Exciting Discoveries!

We are located in one of the best places to be looking for gold! Our properties are surrounded by some of the world’s largest gold discoveries, the USA remains one of the safest places in which to explore and our costs are protected against the falling U.S. dollar. Barrick recently announced they would be spending $68 million on exploration in North America and that their focus would be Nevada!

US Gold launched its exploration program in the middle of 2006 and our initial efforts were focused on confirming and expanding the known gold mineralization on the property. Recent drilling results from untested areas are encouraging. Our exploration has also discovered a high grade base metal occurrence. It is important to note that other base metal discoveries in the Cortez Trend have been associated with or located near large gold deposits.

I cannot guarantee you that our exploration will prove successful, but I can guarantee you that we will spend all our money. We are a cash flow negative business. Think of exploration as research and development. The results of our exploration program will ultimately determine the direction of our share price.

We are in one of the world’s most exciting industries where a discovery can financially change ones life! My view on the gold price remains very bullish and I believe US Gold offers excellent upside potential. I am US Gold’s largest shareholder owning approximately 20% of the company. My focus is to deliver all of us a higher share price.

Best Regards,

Rob McEwen

Chairman and CEO